EXHIBIT 23.1

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the STET Hellas A.E.B.E. 2000 Second Stock Option Plan, of our report dated February 14, 2003, with respect to the consolidated balance sheets of STET Hellas Telecommunications S.A. as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2002, included in its Annual Report on Form 20-F for the year ended December 31, 2002 filed with the U.S. Securities and Exchange Commission on May 30, 2003.

/s/ERNST & YOUNG
Athens, Greece
September 11, 2003

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